Exhibit 99-1

[COBRA LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Jenny Courtad
312-729-4312
jcourtad@golinharris.com
Marlene Wechselblatt
212-309-1427
mwechselblatt@golinharris.com

COBRA ELECTRONICS REPORTS THIRD QUARTER RESULTS

CHICAGO, IL – OCTOBER 23, 2003 – Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications products, today announced results for its third quarter ended September 30, 2003.

For the quarter, Cobra reported net income of $391,000, or $.06 per diluted share, compared to net income of $338,000, or $.05 per diluted share, one year ago. The company reported net sales of $26.3 million, down from $35.9 million one year ago. Gross margin for the third quarter increased to 26.9 percent from 23.4 percent in the third quarter of 2002. Selling, general and administrative expenses were $6.6 million, more than 14 percent below the $7.7 million incurred in the third quarter of 2002.

“Cobra is pleased to announce an improvement in net income for the third quarter relative to last year,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “This increase reflects improved gross margins and tight controls over expenses, as our team increases its focus on managing the ‘controllable’ elements of our business in a continued difficult business environment. Cobra also benefited from favorable currency movements from sales in our European markets, as well as from an increase in the cash surrender value of certain life insurance policies, offsetting the substantial decline in the value of these assets over the past several quarters.”

Mr. Bazet added that third quarter sales include shipments of Cobra’s first two handheld GPS models, the GPS 100 and the GPS 500. “We are pleased with the initial market

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Cobra Electronics Third Quarter Results – 2

acceptance of the Cobra GPS products, endorsing our efforts to build the fastest and most user-friendly products in the market today,” noted Mr. Bazet. “As we approach the first quarter of 2004 launch of our third handheld GPS product, featuring Rand-McNally mapping software with street-level maps and points of interest, as well as our mobile GPS navigation products, we are confident that we have established a base of enthusiastic retailers and consumers for Cobra GPS.” Mr. Bazet discussed sales results, noting the intensified competition in the two-way radio market. “The continuing efforts of retailers to control inventory levels and build store traffic with low price-point promotions led to a significant decline in two-way radio sales.”

For the nine months ended September 30, 2003, Cobra reported net income of $345,000, or $.05 per diluted share, as compared to $723,000, or $.11 per diluted share, for the prior year period. The decline was primarily due to the decline in net sales to $73.5 million for the nine-month period versus $93.2 million for the same period in 2002. This decline was offset, in part, by improved gross margins and lower selling, general and administrative expenses.

Cobra maintained its strong balance sheet position during the third quarter. The company had net interest-bearing debt (long-term bank debt less cash) of $2.0 million, as of September 30, 2003, as compared to $2.4 million one year earlier. Inventory increased to $30.5 million from $24.0 million the prior year, primarily due to the timing of inventory receipts. Accordingly, purchase commitments were $10.9 million less than the prior year. Accounts receivable at the end of the quarter decreased to $15.3 million from $25.3 million as a result of lower sales and increased collections activity. Net book value per share on September 30, 2003 increased to $8.82 from $8.60 one year ago.

Mr. Bazet also provided the company’s outlook for the fourth quarter. “While some economic uncertainty remains, Cobra is forecasting a strong fourth quarter, with sales equal to or exceeding those of last year. We are also continuing to manage margins and expenses closely and expect that earnings will exceed those of last year. For the full year, we anticipate that our continued cost containment program will permit Cobra to generate net income in excess of 2002 levels although sales will decline from 2002 levels.”

Cobra will be conducting a conference call on October 23, 2003 at 11:00 a.m. EDT to discuss the third quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics Corporation (Nasdaq: COBR) is a leading global manufacturer of mobile communications products for consumers, having attained a leadership position in every market in which it currently does business. The FRS/GMRS (Family Radio Service/General Mobile Radio Service) market is one of the largest categories of mobile communications, and Cobra is a leading provider in the U.S., Canada and Europe. In addition, 2003 marks Cobra’s entry into the GPS (Global Positioning System) market with the development of another innovative mobile communications product line. Cobra, ranked among Forbes’ 200 Best Small Companies for two of the past three years, has a track record of designing innovative and award-winning products. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Cobra Electronics Third Quarter Results – 3

Safe Harbor

The statements in this release concerning the company’s sales and profit growth are forward-looking statements that involve certain risks and uncertainties, the acceptance of the company’s new and existing products by customers, continued success of the company’s cost containment efforts and continuation of key distribution channel relationships. These forward-looking statements are based on assumptions that the company believes to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.

Cobra Electronics Third Quarter Results – 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Net sales	$26,304	$35,924	$73,481	$93,231
Cost of sales	19,232	27,528	53,538	70,851

Gross profit	7,072	8,396	19,943	22,380
Selling, general and administrative expenses	6,615	7,729	19,483	20,900

Operating income	457	667	460	1,480
Other income (expense):
Interest expense	(43)	(43)	(103)	(183)
Other, net	238	(70)	214	(23)

Income before taxes	652	554	571	1,274
Tax provision	261	216	226	551

Net income	$391	$338	$345	$723

Net income per common share:
Basic	$0.06	$0.05	$0.05	$0.11
Diluted	$0.06	$0.05	$0.05	$0.11

Weighted average shares outstanding:
Basic	6,420	6,407	6,420	6,357
Diluted	6,506	6,553	6,491	6,515

Cobra Electronics Third Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2003	December 31, 2002	September 30, 2002
ASSETS:

Current assets:
Cash	$2,360	$2,829	$1,555
Accounts receivable, net	15,250	24,784	25,302
Inventories, net	30,466	20,956	23,962
Other current assets	11,289	10,420	10,962

Total current assets	59,365	58,989	61,781

Net property, plant and equipment	6,665	7,420	7,683

Total other assets	12,523	8,773	7,526

Total assets	$78,553	$75,182	$76,990

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$5,324	$4,292	$4,782
Accrued liabilities	4,286	7,153	4,939

Total current liabilities	9,610	11,445	9,721

Non-current liabilities:
Deferred taxes	3,673	3,673	4,385
Deferred compensation	4,300	3,785	3,773
Long-term debt	4,359	0	3,918

Total non-current liabilities	12,332	7,458	12,076

Total shareholders’ equity	56,611	56,279	55,193

Total liabilities and shareholders’ equity	$78,553	$75,182	$76,990